Exhibit 23.4

CONSENT OF FINANCIAL ADVISOR

We hereby consent to the use of our fairness opinion attached to Annex C to the Proxy Statement/Prospectus included in Amendment No. 1 to the Registration Statement on Amendment No. 1 to Form S-4 relating to the proposed merger of American Home Bank, N.A. with and into First Chester County Corporation and to the reference to our firm’s name contained in such Proxy Statement/Prospectus.

In giving such consent, we do not admit and we disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the Securities and Exchange Commission thereunder (the “Regulations”), nor do we admit that we are experts within the meaning of the term “experts” as used in the Act or the Regulations.

/s/ The Kafafian Group, Inc.

Parsippany, New Jersey
October 29, 2008